Exhibit 3.187

FIRST AMENDMENT TO THE

BY LAWS

OF

SOUTH GEORGIA EMERGENCY MEDICAL SERVICES, INC.

The following amendment to the Bylaws was duly adopted by the Board of Directors of the Corporation as of August 14, 1997:

RESOLVED, that the Bylaws of the Corporation be, and they hereby are, amended as set forth in Exhibit A attached hereto.

EXHIBIT A

1.	The Section entitled “OFFICES” in Article One of the By-Laws of the Corporation is amended in its entirety to read as follows:

“OFFICES

The Registered Office and Registered Agent of the Corporation shall continue as fixed in the Articles of Incorporation until changed by the Board of Directors. The Board of Directors may, from time to time, change the Registered Office of the Corporation to another address either within and without the State of Georgia.”

2.	The Section entitled “SHAREHOLDERS MEETING” in Article Two of the By-laws of the Corporation is amended in its entirety to read as follows:

“SHAREHOLDERS MEETING

Annual meetings of shareholders shall, unless otherwise provided by the board of directors, be held on the first day of April of each calendar year, commencing in 1998, if not a legal holiday, and if a legal holiday, then on the next full business day following, at 10:00 a.m. at which time they shall elect a board of directors and transact the other business as may properly be brought before the meeting.”

3.	The Section entitled “NUMBER OF BOARD OF DIRECTORS” in Article Four of the By-Laws of the Corporation is amended in its entirety to read as follows:

“NUMBER OF DIRECTORS

The Board of Directors shall consist of not less than one (1) nor more than fifteen (15) members. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors, but no decrease in the number of directors shall change the term of any director in office at the time thereof. The directors shall be elected a the annual meeting of shareholders, and each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Directors need not be shareholders.”

4.	Article Seven of the By-Laws of the Corporation is amended in its entirety to read as follows:

“Article Seven

AMENDMENT OF BY-LAWS

Except as may otherwise be provided in the Georgia Business Corporation Code, these bylaws may be amended or repealed by the board of directors of the Corporation at any regular or special meeting of directors, subject to the shareholders, in amending or repealing a particular bylaw, expressly providing that the board of directors may not amend or repeal that bylaw. The shareholders of the Corporation may amend or repeal these bylaws even though the bylaws may also be amended or repealed by the board of directors.”

BYLAWS

OF

SOUTH GEORGIA MEDICAL EMERGENCY SERVICES, INC.

A GEORGIA CORPORATION

Stockholders Annual Meeting: 1st Friday in January

Fiscal year Begins:                                                               and Ends

Registered Agent: Tommy K. Bussey

Corporate Office Address: 205 E. Johnson, Quitman, GA

ARTICLE ONE

OFFICES

The Registered Office and Registered Agent of the Corporation shall continue as fixed in the Articles of Incorporation until changed by the Board of Directors may, from time to time, change the Registered Office of the Corporation to another address in the County of Brooks or elsewhere in the State of Georgia.

BRANCH OFFICES

The Board of Directors may establish branch offices and places of business within and without the State of Georgia and may qualify the Corporation to do business in states other than Georgia as the Board shall see fit.

ARTICLE TWO

CAPITAL STOCK

Certificates of Stock shall be numbered in the order in which they are issued. They shall be signed by the President and Secretary and the Seal of the Corporation shall be affixed thereto. Stock Certificates shall be bound in a book and shall be issued in consecutive order therefrom. On the stub of each Certificate shall be entered the name on the Stock Book.

STOCK TRANSFER

Transfer of Stock shall be made on the Stock Books of the Corporation by the holder in person or by power of attorney, on surrender of the old Certificate for such shares, duly assigned.

ARTICLE THREE

SHAREHOLDERS MEETING

The annual meeting of Shareholders of the Corporation shall be held at 10:00 o’clock A.M. on the 1st Friday in January of each year. All meetings of the Shareholders shall be held at the Registered Office of the Corporation unless otherwise provided by the Board of Directors as to any particular annual or special meeting and the place so fixed is stated in the notice of the meeting.

STOCK VOTE

At all meetings of the Shareholders, the holders of Common Stock shall be entitled to cast one vote for each share of Common Stock standing in their name, either in person or by written proxy.

SPECIAL MEETINGS

Special meetings of the Shareholders may be called at any time by the President, the Board of Directors or any holder or holders of as much as one-third of the outstanding Capital Stock of the Corporation.

NOTICE OF MEETINGS

Notice of the place, day and hour of the annual meeting of the Shareholders shall be given either personally or by first-class mail to each Shareholder of record and entitled to vote at such meeting not less than ten (10) days nor more than fifty (50) days before the date of the meeting. The same notice shall be given as to special meetings of the Shareholders, and, in addition, the notice of the special meeting shall state the purpose of the meeting. All notices shall be given by or at the direction of the President, Secretary or the Officer or persons calling the meeting.

QUORUM

At all meetings of Shareholders, a majority of the outstanding shares of Stock shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of a majority of the shares represented at the meeting and entitled to vote and all questions shall be determined by such majority unless another majority is required by law, by the By-Laws or by the Articles of Incorporation hereinafter called “Article”. A lesser number may adjourn from day to day.

ALTERNATE ANNUAL MEETINGS

If any annual meeting is not held at the time provided in Section entitled “Shareholders Meeting”, the meeting may be held on any later date fixed by the President or by the Board of Directors, whichever acts first.

WAIVER OF FORMALITIES

The presence of a Shareholder at any meeting of the Shareholders without objection thereto shall be a waiver of all formalities of the meeting including call, notice, time and place of the meeting.

CONSENT

Any action which may be taken by the Shareholders in a Shareholders meeting may be taken without meeting if all Shareholders entitled to vote thereon shall consent thereto in writing. Any such consent shall be entered in the minutes of the Corporation.

WAIVER OF NOTICE

Notice of a Shareholders meeting may be waived in writing by any Shareholder before or after the meeting. Any such waiver shall also constitute a waiver of all formalities of the meeting and approval of all action taken at the meeting.

ARTICLE FOUR

BOARD OF DIRECTORS

Subject to all applicable law, the Articles, these By-Laws and any lawful agreement between the Shareholders or between the Shareholders and the Corporation, the full and entire management of the affairs and business of the Corporation shall be vested in the Board of Directors, which shall have and may exercise all of the powers that may be exercised or performed by the Corporation, except as otherwise provided by these By-Laws, the Articles, applicable law or any such agreement.

NUMBER OF DIRECTORS

The Board of Directors shall consist of 3 members who shall be elected annually at the annual meeting of the Shareholders and serve for a term of one (1) year and until their successors are elected and qualified or until removed. Vacancies shall be filled by the remaining Directors, or the remaining Director, as to the case may be.

DIRECTORS QUORUM

A majority of the Directors shall constitute a quorum for the transaction of business. All resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the Directors present at the meeting.

DIRECTORS ANNUAL MEETING

The Directors shall meet annually following the annual meeting of the Shareholders and at such other time as the Directors may provide. Special meetings of the Directors may be called at any time by the President, or by any Director, on two (2) days’ notice by mail, in person, or by telephone. The notice shall state the time and place of meeting. Meetings of the Board of Directors shall be held at the Registered Office of the Corporation but may be held elsewhere in the United States if so provided by the Board of Directors or if so stated in the call and notice of the meeting.

DIRECTORS CONSENT

Any action that may be taken at a meeting of the Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors. All such consents shall be entered in the minutes of the Corporation.

NOTICE OF REGULAR MEETINGS

No notice shall be required of regular meetings of the Board of Directors.

DIRECTORS PRESENCE

The presence of a Director at a meeting of the Board of Directors without objection thereto shall be a waiver of all formalities of the meeting including call, notice, time and place of the meeting.

DIRECTORS WAIVER OF NOTICE

Notice of a Board of Directors meeting may be waived in writing by any Director before or after the meeting. Any such waiver shall also constitute a waiver of all formalities of the meeting and approval of all action taken at the meeting.

REMOVAL OF DIRECTOR

Any Director may be removed from office with or without cause by the vote of a simple majority in interest of the Shareholders.

ARTICLE FIVE

OFFICERS

The fixed Officers of the Corporation shall consist of a President, a Vice President, a Secretary, and a Treasurer, who shall be elected by the Board of Directors at their annual meeting and who shall serve at the pleasure of the Board of Directors. Any person may hold more than one office except the same person shall not be both President and Secretary.

PRESIDENT

The President shall be the Chief Executive Officer of the Corporation and shall have general and active management of the operation of the Corporation. The President shall be responsible for the supervision of the policies and personnel of the Corporation, general and active management of the financial affairs of the Corporation, and shall execute bonds, mortgages or other contracts under the Seal of the Corporation. The President shall preside at all meetings of the Shareholders and of the Board of Directors.

SECRETARY

The Secretary shall keep minutes of all meetings of the Stockholders and Board of Directors and have charge of the Minute Books, Stock Books and Seal of the Corporation and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or the Board of Directors.

TREASURER

The Treasurer shall have such duties as shall be delegated to him by the Board of Directors or the President.

VICE PRESIDENT

The Vice President shall act in the place of the President in the absence of the President and have such duties as shall be delegated to him by the Board of Directors or the President.

ADDITIONAL OFFICERS

The Board of Directors may appoint such additional Officers and prescribe their duties as the Board shall see fit. The President may also delegate duties and authority to other Officers and employees. The Board of Directors may also delegate all, or part of, the chief executive duties and powers of the Corporation to Officers or persons other than the President.

ARTICLE SIX

SEAL

The Seal of the Corporation shall be in such form as the Board of Directors may from time to time determine. In event it is inconvenient to use such a Seal at any time, the signature of the Corporation followed by the word “Seal”, enclosed in parentheses or scroll, shall be deemed the Seal of the Corporation. The Seal shall be in the custody of the Secretary and affixed by him on the Certificates of Stock and such other papers as may be directed by Law, by these By-Laws, by the Board of Directors, or by the President.

ARTICLE SEVEN

AMENDMENT OF BY-LAWS

These By-Laws may be amended only by the affirmative vote of a majority of the shares of the Corporation issued and outstanding at the time.

The foregoing By-Laws adopted by the initial Board of Directors as the By-Laws of SOUTH GEORGIA EMERGENCY MEDICAL SERVICES, INC. on January 10th, 1991.

/s/
Secretary TOM DAVIS